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                                                                     EXHIBIT 3.1

                           FOURTH AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                      IMMERSION HUMAN INTERFACE CORPORATION


        Louis B. Rosenberg and Timothy A. Lacey certify that:

         1. They are the duly elected and acting President and Chief Financial Officer, respectively, of Immersion Human Interface Corporation, a California corporation (the "Corporation").

         2. The Articles of Incorporation of the Corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

                                      NAME

         The name of this corporation is Immersion Corporation.

                                   ARTICLE II

                                    PURPOSES

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

                                      STOCK

         The Corporation is authorized to issue two classes of shares of stock to be designated respectively Preferred Stock and Common Stock. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 5,000,000 and the total number of shares of Common Stock the Corporation shall have authority to issue is 100,000,000.
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         The shares of Preferred Stock authorized by these Fourth Amended and
Restated Articles of Incorporation (the "Restated Articles") may be issued from time to time in one or more series. The board of directors of the Corporation is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter, or reduce the number of shares comprising any such series (but not below the number of such shares then outstanding) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

         The first series of Preferred Stock shall be designated "Series A Preferred Stock" consisting of 618,500 shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" consisting of 116,334 shares. The third Series of Preferred Stock shall be designated "Series C Preferred Stock" consisting of 1,071,428 shares. The fourth Series of Preferred Stock shall be designated "Series D Preferred Stock" consisting of 1,721,068 shares. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock, the Series A, Series B, Series C, and Series D Preferred Stock or the holders thereof are as follows:

         Section 1. Voting Rights.

         Section 1.1 Except as otherwise required by law or as set forth herein, the shares of Series A, Series B, Series C and Series D Preferred Stock shall be voted equally and together with the shares of the Corporation's Common Stock at any annual or special meeting of shareholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, upon the following basis: each holder of shares of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to such number of votes for the Series A, Series B, Series C and Series D Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the whole number of shares of the Corporation's Common Stock into which all of his shares of Series A, Series B, Series C and Series D Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

         Section 2. Protective Provisions.

         Section 2.1 If any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of more than fifty percent (50%) of the total number of shares of Series C Preferred Stock then outstanding, voting together as a single class, undertake any of the following actions: (a) amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Series C Preferred Stock; or (b) authorize, create or issue shares of any class of stock having rights, preferences, privileges or powers superior to that of the Series C Preferred Stock; or (c) reclassify any outstanding shares of any class of stock into shares having rights, preferences, privileges or powers as to dividends or assets senior to the preferences, rights, privileges or powers

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of the Series C Preferred Stock; or (d) amend the Corporation's Restated
Articles to adversely affect the rights, preferences, privileges or powers of the Series C Preferred Stock; provided, however, that any amendment to the Corporation's Restated Articles authorizing any class of stock having rights, preferences, privileges or powers on parity with the Series C Preferred Stock shall not be deemed to adversely affect the rights of the Series C Preferred Stock, respectively.

         Section 2.2 If any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of more than fifty percent (50%) of the total number of shares of Series D Preferred Stock then outstanding, voting together as a single class, undertake any of the following actions: (a) amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Series D Preferred Stock; or (b) authorize, create or issue shares of any class of stock having rights, preferences, privileges or powers superior to that of the Series D Preferred Stock; or (c) reclassify any outstanding shares of any class of stock into shares having rights, preferences, privileges or powers as to dividends or assets senior to the preferences, rights, privileges or powers of the Series D Preferred Stock; or (d) amend the Corporation's Restated Articles to adversely affect the rights, preferences, privileges or powers of the Series D Preferred Stock; provided, however, that any amendment to the Corporation's Restated Articles authorizing any class of stock having rights, preferences, privileges or powers on parity with the Series D Preferred Stock shall not be deemed to adversely affect the rights of the Series D Preferred Stock, respectively.

         Section 3. Dividends.

         Section 3.1 The holders of the then outstanding Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive in any fiscal year, prior and in preference to any distribution of dividends to the holders of the Common Stock, when, as and if, declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.02, $0.06, $0.14, and $0.33 per annum per share, respectively on a pari passu basis, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a "Recapitalization Event"). The right to such dividends on the Series A, Series B, Series C and Series D Preferred Stock shall not be cumulative and no right shall accrue to holders of Series A, Series B, Series C or Series D Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest. Dividends may be declared or paid upon shares of Common Stock in any fiscal year of the Corporation only if dividends shall have been paid to or declared and set apart upon, as the case may be, all shares of Series A, Series B, Series C and Series D Preferred Stock at such annual rate for each quarter of such fiscal year of the Corporation including the quarter in which such dividends upon common shares are declared. No dividends shall be paid on any Common Stock unless an equal dividend is paid with respect to all outstanding shares of Series A, Series B, Series C and Series D Preferred Stock in an amount for each such share of Series A, Series B, Series C and Series D Preferred Stock equal to the aggregate amount of such dividends for all Common Stock into which each such share of Series A, Series B, Series C and Series D Preferred Stock could then be converted.

         Section 3.2 Each holder of Series A, Series B, Series C or Series D Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General

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Corporation Law of the State of California, to (i) distributions made by the
Corporation in connection with the repurchase of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase and (ii) the use of up to two million dollars ($2,000,000) from the sale of Series D Preferred Stock to purchase outstanding shares of IMMERSION's Common Stock or Preferred Stock at the fair market value of the Common Stock as determined by the Board of Directors of IMMERSION.

         Section 4. Redemption Rights

         Section 4.1 At any time on or after June 4, 2002, this Corporation shall, upon receipt of the written request (the "Redemption Request") of the holders of at least a majority of the Series C Preferred Stock then outstanding, redeem for cash out of any funds legally available therefor ratably from holders thereof, on or before each of the relevant Redemption Dates (as defined below), that number of shares of Series C Preferred Stock equal to one-fourth of the number of such shares outstanding on the first Redemption Date. Redemptions of each share of Series C Preferred Stock pursuant to this Section 4.1 shall be made at the price originally paid by the holders of Series C Preferred Stock (and without interest as adjusted for any Recapitalization Event) for such Series C Preferred Stock, plus an amount equal to the amount of all declared but unpaid dividends as of the relevant Redemption Date payable in accordance with
Section 3.1 above on each such share to be redeemed. The total amount to be paid with respect to each share of Series C Preferred Stock is hereinafter referred to as the "Redemption Price."

         Section 4.2 The Redemption Request shall set forth the requested date of the redemption, which date in no event shall be fewer than twenty (20) days nor more than sixty (60) days after the date of the Redemption Request, or such later date as the holders of at least a majority of the then outstanding Series C Preferred Stock agree to in writing. Such date and the six (6) month, twelve
(12) month, and eighteen (18) month anniversaries thereof are referred to herein collectively as the "Redemption Dates" and individually as a "Redemption Date." Within ten (10) days of the Redemption Request, this Corporation shall give written notice by mail, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is deposited in the mail) of the Series C Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder or given by the holder to this Corporation for the purpose of notice, or if no such address appears or is given, at the place where the principal executive office of this Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the applicable Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights as to such shares terminate and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after such Redemption Date, each holder of Series C Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each

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surrendered certificate shall be canceled. In the event fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         Section 4.3 From and after the applicable Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all dividends on the Series C Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of the Series C Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of Series C Preferred Stock on any Redemption Date are insufficient to redeem the total number of Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of the Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

         Section 5. Liquidation Preference.

         Section 5.1 In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

                     (a) The holders of Series C and Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation, on a pari passu basis, for each share of Series C or Series D Preferred Stock then held by them, first, prior and in preference to any distribution to the holders of the Series A and Series B Preferred Stock, and the Common Stock, an amount equal to $1.40 per share of Series C Preferred Stock and $3.37 per share of Series D Preferred Stock (as adjusted for Recapitalization Events) plus an amount equal to all declared and unpaid dividends with respect thereto. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series C and Series D Preferred Stock the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution to shareholders will be distributed among the holders of the Series C and Series D Preferred Stock ratably in proportion to the full preferential amount which they would be entitled to receive pursuant to the preceding sentence of this Section 5.1(a).

                     (b) After payment has been made to the holders of Series C and Series D Preferred Stock of the full preferential amounts to which they shall be entitled, if any, as aforesaid, the holders of the Series A and Series B Preferred Stock then outstanding shall be entitled to be paid, pari passu, out of the assets of the Corporation, for each share of Series A or

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Series B Preferred Stock then held by them, first, prior and in preference to any distribution to the holders of the Common Stock, and amount equal to (A) $0.40 per share for the Series A Preferred Stock and $6.00 per share for the Series B Preferred Stock (as adjusted for Recapitalization Events) plus (B) an amount equal to all declared and unpaid dividends with respect thereto.

                     (c) After payment has been made to the holders of the Series A, Series B, Series C and Series D Preferred Stock of the full preferential amounts to which they shall be entitled, if any, as aforesaid and until the holders of the Series C and Series D Preferred Stock then outstanding have received an additional $1.40 and $2.02 per share of Series C and Series D Preferred Stock, respectively (as adjusted for Recapitalization Events), the holders of the Common Stock and the Series C and Series D Preferred Stock shall be entitled to receive, pro rata, the remaining assets of the Corporation available for distribution to shareholders, based on the number of shares of Common Stock then held, with each share of Series C and Series D Preferred Stock treated as the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

                     (d) After payment has been made to the holders of the Series C and Series D Preferred Stock and holders of Common Stock pursuant to
Section 5.1(c), the holders of Common Stock shall be entitled to receive, pro rata, the remaining assets of the Corporation available for distribution to shareholders, based on the number of shares of Common Stock then held.

         Section 5.2 Events Deemed to be Liquidation.

                     (a) For the purposes of this Section 5 and with respect to the Series A and Series B Preferred Stock, (i) a consolidation or merger of the Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary) in which the shareholders of the Corporation immediately prior to such transaction hold fifty percent (50%) or less of the total voting power for the election of directors of the acquiring or surviving entity immediately following the transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation or (iii) the consummation of any transaction or series of related transactions which results in the Corporation's shareholders immediately prior to such transaction holding fifty percent (50%) or less of the voting power of the acquiring or surviving entity immediately following the transaction (each such event is hereinafter defined as a "Corporate Sale") shall not be deemed to be a liquidation, dissolution or winding up.

                     (b) For purposes of this Section 5 and with respect to the Series C and Series D Preferred Stock, a Corporate Sale shall be deemed a liquidation, dissolution or winding up.

         Section 6. Conversion Rights.

         Section 6.1 Conversion of Series A and Series B Preferred Stock.
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                     (a) Optional Conversion. Each share of Series A and Series
B Preferred Stock will be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A and Series B Preferred Stock, into Common Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock will be converted will be equal to $0.40 divided by the Series A Conversion Price (as hereafter defined) such conversion ratio being referred to as the "Series A Conversion Rate." The initial Series A Conversion Price will be $0.40 and the initial Series A Conversion Rate shall be one-to-one. The number of shares of Common Stock into which each share of Series B Preferred Stock will be converted will be equal to $6.00 divided by the Series B Conversion Price (as hereafter defined) such conversion ratio being referred to as the "Series B Conversion Rate." The initial Series B Conversion Price will be $6.00 and the initial Series B Conversion Rate shall be one-to-one. Any decrease or increase of the Series A Conversion Price or Conversion Rate, or the Series B Conversion Price or Conversion Rate as described in this Section F will cause an increase or decrease in the conversion rate or conversion price accordingly.

                     (b) Automatic Conversion of the Series A and Series B Preferred Stock. Each share of Series A and Series B Preferred Stock will be converted into shares of Common Stock at the then effective Series A Conversion Rate or Series B Conversion Rate:

                         (i) immediately upon the closing of the sale of stock
pursuant to a registration statement under the Securities Act of 1933, as amended, (the "Securities Act") for an underwritten public offering (other than a registration on Form S-8, Form S-4 or comparable or successor forms) covering the Corporation's Common Stock which results in aggregate cash proceeds (prior to underwriters' commissions and expenses) to the Corporation of more than $5,000,000, and which has a public offering price of not less than $3.60 per share (as appropriately adjusted for stock splits, combinations, reclassifications and the like);

                         (ii) immediately upon the affirmative vote or written
consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a class; or

                         (iii) on the date that less than twenty percent (20%)
of the highest number of the total number of shares of Series A Preferred Stock and Series B Preferred Stock that have been outstanding at any time remain outstanding.

                     (c) Adjustment for Dividends, Distributions, Subdivisions or Combinations of Common Stock. In the event the Corporation at any time or from time to time after the effective date of the initial sale of Series B Preferred Stock (a) effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series A Preferred Stock and its outstanding Series B Preferred Stock or (b) issues a dividend or other distribution of additional shares of Common Stock or other securities or rights (collectively hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by

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such holder for such Common Stock Equivalents or the additional shares of Common
Stock, then the existing Series A Conversion Price and Series B Conversion Price will be decreased or increased proportionately.

                     (d) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for in Section 5), provision shall be made so that the holders of the Series A and Series B Preferred Stock will thereafter be entitled to receive upon conversion of the Series A and Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6.1 with respect to the rights of the holders of the Series A and Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 6.1 (including adjustment of the Series A and Series B Conversion Price then in effect and the number of shares issuable upon conversion of the Series A or Series B Preferred Stock) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

                     (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Rate or Series B Conversion Rate pursuant to this Section 6, the Corporation at its expense promptly will compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A or Series B Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation, upon the written request at any time of any holder of Series A or Series B Preferred Stock, will furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Series A or Series B Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A or Series B Preferred Stock held by such holder.

         Section 6.2 Conversion of Series C and Series D Preferred Stock.

                     (a) Conversion. The holders of the Series C and Series D Preferred Stock have conversion rights as follows (the "Conversion Rights"):

                         (i) Right to Convert Series C Preferred. Each share of
Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Series C Conversion Value (as defined below) by the Series C Conversion Price (as defined below) per share in effect for such series at the time of conversion. The initial Series C Conversion Price per share of the Series C Preferred shall be $1.40, and the Series C Conversion Value per share of the Series C Preferred shall be $1.40. The initial Series C Conversion Price per share of the Series C Preferred Stock shall be subject to adjustment from time to time as provided in Section 6.2(a)(iv) hereof. Upon conversion, all

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declared and unpaid dividends on the Series C Preferred Stock shall be paid in cash, to the extent legally permitted.

                         (ii) Right to Convert Series D Preferred. Each share of
Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Series D Conversion Value (as defined below) by the Series D Conversion Price (as defined below) per share in effect for such series at the time of conversion. The initial Series D Conversion Price per share of the Series D Preferred shall be $3.37 and the Series D Conversion Value per share of the Series D Preferred shall be $3.37. The initial Series D Conversion Price per share of the Series D Preferred Stock shall be subject to adjustment from time to time as provided in Section 6.2(a)(iv) hereof. Upon conversion, all declared and unpaid dividends on the Series D Preferred Stock shall be paid in cash, to the extent legally permitted.

                         (iii) Automatic Conversion of Series C and Series D
Preferred Stock. Each share of Series C and Series D Preferred Stock will be converted into shares of Common Stock at the then effective Series C Conversion Price, immediately upon the closing of the sale of stock pursuant to a registration statement under the Securities Act for an underwritten public offering (other than a registration on Forms S-8, Form S-4 or comparable or successor forms) covering the Corporation's Common Stock (an "Offering") which results in aggregate cash proceeds to the Corporation of more than $10,000,000 and which has a public offering price of not less than $7.00 per share (as adjusted for Recapitalization Events).

                         (iv) Adjustments to Conversion Price of Series C and
Series D Preferred Stock.

                             (1) Special Definitions. For purposes of this
Section 6.2(a)(iii), the following definitions shall apply:

                                 (A) "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                 (B) "Convertible Securities" shall mean any
evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                                 (C) "Additional Shares of Common" shall mean
all shares of Common Stock issued (or, pursuant to Section 6.2(a)(iv)(3) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                     (I) upon conversion of shares of Series A,
Series B, Series C and Series D Preferred Stock;
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                                     (II) upon exercise of warrants to purchase
an aggregate of (i) 228,250 shares of Common Stock, (ii) 7,500 shares of Series A Preferred Stock, and (iii) 18,000 shares of Series C Preferred Stock outstanding as of the Original Issue Date (as adjusted for Recapitalization Events);

                                     (III) to officers, directors or employees
of, or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or agreement approved by the Board, not to exceed 7,400,000 shares, inclusive of the 3,549,596 shares subject to outstanding options and the 1,365,172 shares issued upon exercise of outstanding options but net of repurchases, cancellations, terminations and expirations, since the Original Issue Date (as adjusted for Recapitalization Events);

                                     (IV) in connection with the acquisition by
IMMERSION of another business entity or majority ownership thereof, provided that (A) such entity is not an affiliate (any person or entity controlling, controlled by or under common control with IMMERSION, an "Affiliate") of any director, officer or other natural person who is an Affiliate of IMMERSION (a "Control Person") other than in such Control Person's capacity as an officer, director or shareholder of IMMERSION and such Control Person does not have a material interest in such entity other than as an officer, director or shareholder of IMMERSION, or (B) such issuances of Common Stock issued or issuable are made in a bona fide arm's length transaction as determined by the Board of Directors of IMMERSION;

                                     (V) in an amount up to 750,000 shares of
Common Stock (as adjusted for Recapitalization Events), in connection with any lease financing transaction approved by IMMERSION's Board of Directors;

                                     (VI) as a dividend or distribution on
Series A, Series B, Series C or Series D Preferred Stock;

                                     (VII) upon exercise of nonqualified stock
options outstanding as of the Original Issue Date to purchase 100,000 shares of Common Stock (as adjusted for Recapitalization Events);

                                     (VIII) by way of dividend or other
distribution on shares of Common Stock excluded from the definition of Additional Shares of Common by the foregoing clauses (I) through (VII) or this clause (VIII); or

                                     (IX) solely for purposes of calculating
adjustments to the Series D Conversion Price, Additional Shares of Common shall also exclude all shares of Common Stock issued or issuable in an amount up to 800,000 shares of Common Stock (as adjusted for Recapitalization Events), issued in connection with strategic investment and/or the acquisition of technology approved by IMMERSION's Board of Directors.

                                 (D) "Original Issue Date" shall mean April 6,
1998.

                        (2) No Adjustment of Conversion Price. No adjustment in the Series C or Series D Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Series C or Series D Conversion Price, as applicable, in effect on the date of, and immediately prior to, such issue.

                        (3) Deemed Issue of Additional Shares of Common.

                                 (A) Options and Convertible Securities. In the
event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 6.2(a)(iv)(5) hereof) of such Additional Shares of Common would be less than the Series C or Series D Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                     (I) except as provided in Section
6.2(a)(iv)(3)(II) below, no further adjustment in the Series C or Series D Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                     (II) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), a Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                                     (III) no readjustment pursuant to clause
(II) above shall have the effect of increasing the Series C or Series D Conversion Price to an amount which exceeds the lower of (1) the Series C or Series D Conversion Price on the original adjustment date or (2) the Series C or Series D Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

                        (B) Stock Dividends and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a split or subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common shall be deemed to have been issued:

                                     (I) in the case of any such dividend,
immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                                     (II) in the case of any such subdivision,
at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

                (4) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 6.2(a)(iv)(3)) without consideration or for a consideration per share less than the Series C or Series D Conversion Price in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the "Dilution Price"), then and in each such event the Series C or Series D Conversion Price, as applicable, shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Series C or Series D Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Series C or Series D Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided that, for the purposes of this Section 6.2(a)(iv)(4), all shares of Common Stock issuable upon conversion of all outstanding Preferred Stock, and other Convertible Securities and all outstanding Options (provided such Options have an exercise price below the Series C or Series D Conversion Price immediately prior to such issue) shall be deemed to be outstanding, and, immediately after any Additional Shares of Common are deemed issued pursuant to
Section 6.2(a)(iv)(3), such Additional Shares of Common shall be deemed to be outstanding.

                (5) Determination of Consideration. For purposes of this Section 6.2(a)(iv), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                        (A) Cash and Property: Such consideration shall:

                                (I) insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation;

                                (II) insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as determined by Board in the good faith exercise of its reasonable business judgment; and

                                (III) in the event Additional Shares of Common
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                        (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 6.2(a)(iv), relating to Options and Convertible Securities, shall be determined by dividing.

                                (I) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                (II) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                        (C) Stock Dividends and Stock Subdivisions. Any Additional Shares of Common deemed to have been issued, relating to stock dividends and stock splits or subdivisions, shall be deemed to have been issued for no consideration.

                    (6) Other Adjustments to Series C and Series D Conversion Price.

                        (A) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Original Issue Date, the Series C and the Series D Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                        (B) Distributions Other Than Cash Dividends Out of Retained Earnings. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Series C and Series D Preferred Stock shall, concurrently with the distribution to holders of Common Stock, receive a like distribution based upon the numbers of shares of Common Stock into which the Series C and Series D Preferred Stock is then convertible.

                        (C) Reclassifications. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or Corporate Sale (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of the Series C and Series D Preferred Stock shall, after such reorganization, reclassification or Corporate Sale, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification or Corporate Sale, the holder had converted the holder's shares of the Series C and Series D Preferred Stock into Common Stock. The provisions of this Section 6.2(a)(iv)(6)(C) shall similarly apply to successive reorganizations, reclassifications, consolidations or Corporate Sales.

                   (b) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C or Series D Conversion Price pursuant to this Section 6.2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C and/or Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of the Series C or Series D Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C or Series D Preferred Stock.

        Section 6.3 No Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series A, Series B, Series C or Series D Preferred Stock and any fractional share which otherwise would result from conversion by a holder of all of his shares of Series A, Series B, Series C or Series D Preferred Stock will be redeemed by payment in an amount equal to such fraction of the then effective Series A, Series B, Series C or Series D Conversion Price as promptly as funds legally are available therefor.

        Section 6.4 Mechanics of Conversion. Before any holder of Series A, Series B, Series C or Series D Preferred Stock will be entitled to convert the same into shares of Common Stock, he will surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A, Series B, Series C or Series D Preferred Stock, and he will give written notice to the Corporation stating the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable thereafter, will issue and deliver at such office to such holder of Series A, Series B, Series C or Series D Preferred Stock or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he will be entitled as aforesaid. Such conversion will be deemed to have been made, in the event of automatic conversion, immediately prior to the close of business on the date of the event of conversion or, in the event of voluntary conversion, immediately prior to the close of business on the date when the Corporation receives a holder's certificate or certificates for Series A, Series B, Series C or Series D Preferred Stock and any other documents or instruments required hereunder or by applicable law, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        Section 6.5 No Impairment. The Corporation, whether by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights pursuant to this Section 6 of the holders of Series A, Series B, Series C and Series D Preferred Stock against impairment.

        Section 6.6 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each holder of Series A, Series B, Series C or Series D Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

        Section 6.7 Reservation of Stock Issuable Upon Conversion. The Corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A, Series B, Series C or Series D Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Series A, Series B, Series C and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Series A, Series B, Series C and Series D Preferred Stock, in addition to such other remedies as may be available to the holders of Series A, Series B, Series C and Series D Preferred Stock for such failure, the Corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

        Section 6.8 Notices. Any notices required by the provisions of this
Section 6 to be given to the holders of shares of Series A, Series B, Series C or Series D Preferred Stock must be in writing and will be deemed given upon personal delivery, one day after deposit with a reputable overnight courier service for overnight delivery or after transmission by facsimile telecopier with confirmation of successful transmission, or five days after deposit in the United States mail, by registered or certified mail postage prepaid, or upon actual receipt if given by any other method, addressed to each holder of such record at his address appearing on the books of the Corporation.

                                   ARTICLE IV

                             LIABILITY OF DIRECTORS

                                       AND

                            INDEMNIFICATION OF AGENTS

        The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders.

        The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.

        Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification."

        3. The foregoing Restated Articles have been duly approved by the Board of Directors of the Corporation.

        4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of the shareholders of the Corporation in accordance with sections 603 and 903 of the California General Corporations Law. The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing Amended and Restated Articles was 5,428,437 shares of Common Stock, 611,000 shares of Series A Preferred Stock, 98,334 shares of Series B Preferred Stock and 1,071,428 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being (i) a majority of the outstanding shares of Common Stock,
(ii) a majority of the outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a class, (iii) a majority of the outstanding shares of Series A and Series B Preferred Stock, voting together as a class and
(iv) a majority of the outstanding shares of Series C Preferred Stock, voting as a single class.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

        Executed this 6th day of April, 1998.

                                 /s/ Louis B. Rosenberg
                                 -----------------------------------------
                                 Louis B. Rosenberg, President

                                 /s/ Timothy A. Lacey
                                 -----------------------------------------
                                 Timothy A. Lacey, Chief Financial Officer